Exhibit 99.1

Date: February 7, 2017	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Expansion of Stock Repurchase Program

Irvine, CA, February 7, 2017— CorVel Corporation (CRVL — NASDAQ Global Select Market), reported that the Company’s Board of Directors has approved a 1,000,000 share expansion to its existing stock repurchase program, increasing the total number of shares approved for repurchase over the life of such program to 36,000,000 shares from the previous limit of 35,000,000 shares. Based upon the Company’s closing stock price on February 6, 2017, this increase in the number of shares authorized to be repurchased over time would cost approximately an additional $38 million if the full 1,000,000 additional shares are repurchased. The actual cost could be higher or lower depending on the Company’s stock price at the time of any repurchases and the frequency and amount of any repurchases.  As of December 31, 2016, the Company had $39 million in cash on the balance sheet and no debt.

CorVel commenced its share repurchase program in the fall of 1996. Since its inception through December 31, 2016, the Company has spent $407 million to repurchase 34,306,357 shares, equal to 64% of the outstanding common stock had there been no repurchases. The Company spent $15.1 million to repurchase 420,098 shares during the nine months ended December 31, 2016, for an average price of $36.00 per share. These purchases have been funded primarily from the net earnings of the Company. CorVel had 19,238,130 shares of common stock, net of treasury shares, outstanding as of December 31, 2016.

The Company also announced that, pursuant to approval of its Board of Directors, the Company entered into a pre-arranged stock trading plan to repurchase shares of its common stock commencing February 25, 2017 through June 27, 2017, subject to certain limitations. The stock trading plan will be in accordance with guidelines specified under Rule 10b5-1 and Rule 10b-18 of the Securities and Exchange Act of 1934 and consistent with CorVel Corporation’s policies regarding stock transactions. Rule 10b5-1 provides a safe harbor for public companies to adopt written, pre-arranged stock trading plans when they do not have material, nonpublic information in their possession. All bids and the amounts purchased shall at all times be consistent and compliant with the pricing and volume limitations of Rule 10b-18.

The shares authorized to be repurchased under the repurchase program may be purchased from time to time at prevailing market prices, through open market, block trade or unsolicited negotiated transactions, depending upon market conditions. There is no guarantee as to the timing and exact number of shares that will be repurchased by CorVel, and the Company may discontinue repurchases without notice at any time that management determines additional repurchases are not warranted. The repurchased shares may be used for general purposes, including issuance under the Company’s stock option and employee stock purchase plans, although historically repurchased shares have remained in treasury.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements can often be identified by words such as "anticipates," "approximately," "expects," "intends," "plans," "goal," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words and include, but are not limited to, statements relating to the Company’s financial statements and business and the Company’s stock repurchase program. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to the risk that the Company does not repurchase the amount of shares authorized to be repurchased; the risk that repurchases pursuant to the stock repurchase program could affect the Company’s stock price and increase its volatility; the risk that the existence of a stock repurchase program could also cause the Company’s stock price to be higher than it would be in the absence of such a program and could potentially reduce the market liquidity for the Company’s stock; the risk that any stock repurchases will not enhance stockholder value if the market price of the Company’s common stock declines below the levels at which the Company repurchased shares of stock; and the risk that the stock repurchase program will diminish the Company’s cash reserves, which could impact its ability to pursue strategic or operational opportunities and could result in lower overall returns on the Company’s cash balances.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, September 30, 2016, and December 31, 2016. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.